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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           STRATEGIC INFORMATION, INC.

                  Strategic Information, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: Article One of the Restated Certificate of Incorporation is hereby amended so as to read in its entirety as follows:

                  "First:  The name of the corporation (hereinafter called the
                   "corporation") is Strategic Distribution, Inc."

                  SECOND: Article Four of the Restated Certificate of Incorporation is hereby amended so as to read in its entirety as follows:

                  "FOURTH:

                  A. The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty Five Million Five Hundred Thousand Shares, consisting of Twenty Five Million shares of a par value of Ten Cents ($.10) each, designated as Common Stock, and Five Hundred Thousand shares of a par value of Ten Cents ($.10) each, designated as Preferred Stock.

                  B. Except as herein otherwise provided, express authority is hereby granted to the Board of Directors of the corporation of fix by resolution or resolutions any of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock, which may be issued in series, the designation of each such series to be fixed by the Board of Directors of the corporation.

                  C. No holder of any of the shares of the stock of the corporation, whether now or hereafter authorized and

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                           issued, shall be entitled as of right to purchase or
                           subscribe for (1) any unissued stock of any class, or
                           (2) any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the corporation of any class, or (3) bonds, certificates of indebtedness, debentures or other securities convertible into stock of the corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors of such persons, firms, corporations or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion."

                  THIRD: The foregoing amendments to the Restated Certificate of Incorporation have been duly adopted, in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware, by the requisite vote of the holders of a majority of the issued and outstanding stock of the Corporation entitled to vote at the annual meeting of stockholders held on November 8, 1990.

                  IN WITNESS WHEREOF, Strategic Information, Inc. has caused this Certificate to be signed by its President and attested by its Secretary this 8th day of November, 1990, pursuant to Section 103(a) of the General Corporation Law of the State of Delaware.

                                   STRATEGIC INFORMATION, INC.

                                   By:/s/ Andrew M. Bursky
                                      Andrew M. Bursky, President

ATTEST:

By:/s/ Catherine B. James
   Catherine B. James, Secretary